Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom
Citigate Sard Verbinnen
212/687 - 8080
VECTOR GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS

     MIAMI, FL, March 17, 2006 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the fourth quarter and full year ended December 31, 2005.
     For the full year ended December 31, 2005, revenues were $478.4 million, compared to $498.9 million for 2004. The Company recorded operating income of $89.1 million for 2005, compared to operating income of $15.4 million for 2004. The results for 2005 include a pre-tax gain of $12.7 million on the sale of real estate. The results for 2004 include a non-cash pre-tax inventory charge of $37.0 million to adjust the carrying value of excess leaf tobacco inventory for the Quest brand and pre-tax restructuring charges of $13.7 million. Income from continuing operations was $38.2 million for 2005, or $0.82 per diluted common share, compared to income of $4.0 million, or $0.09 per diluted common share, for 2004. Income from discontinued operations was $3.0 million in 2005, compared to income of $2.7 million in 2004. Income from extraordinary item was $7.9 million in 2005. Net income for 2005 was $49.1 million, or $1.06 per diluted common share, compared to income of $6.7 million, or $0.15 per diluted common share, for 2004.
     Fourth quarter 2005 revenues were $136.2 million, compared to revenues of $128.0 million in the fourth quarter 2004. The Company recorded operating income of $26.1 million in the 2005 fourth quarter, compared to operating income of $11.8 million in the fourth quarter of 2004. The results for the fourth quarter 2005 includes the $12.7 million pre-tax gain on the sale of real estate. The results for the fourth quarter 2004 include pre-tax restructuring charges of $6.2 million. Income from continuing operations was $11.0 million for the fourth quarter 2005,

- more -

or $0.23 per diluted share, compared to income of $8.6 million, or $0.19 per diluted share, for the fourth quarter 2004. Income from discontinued operations was $2.3 million in the fourth quarter 2004. Income from extraordinary item was $7.9 million in the fourth quarter 2005. Net income for the 2005 fourth quarter was $18.8 million, or $0.40 per diluted common share, compared to net income of $10.9 million, or $0.24 per diluted common share, in the 2004 fourth quarter.
     For the three months and year ended December 31, 2005, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $134.1 million and $468.7 million, respectively, compared to $126.3 million and $484.9 million for the three months and full year ended December 31, 2004, respectively. Operating income was $45.7 million for the fourth quarter 2005 and $143.4 million for the full year 2005, compared to $30.3 million for the fourth quarter of 2004 and $110.7 million for the full year 2004. The 2005 fourth quarter and full year results included the pre-tax gain on sale of real estate of $12.7 million and the 2005 full year results included a special federal quota stock liquidation assessment under the federal tobacco buyout legislation of $5.2 million. The 2004 fourth quarter and full year results included pre-tax restructuring charges of $4.8 million and $11.1 million, respectively.
     Conference Call to Discuss Fourth Quarter and Full Year 2005 Results
     As previously announced, the Company will host a conference call and webcast on Friday, March 17, 2005 at 11:00 A.M. (EST) to discuss fourth quarter and full year 2005 results. Investors can access the call by dialing 866-425-6193 and entering 7127559 as the conference ID number. The call will also be available via live webcast at www.vcall.com
     A replay of the call will be available shortly after the call ends on March 17, 2006 through March 31, 2006. To access the replay, dial 877-519-4471 and enter 7127559 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
# # #

VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues*	$136,176	$127,991	$478,427	$498,860

Expenses:
Cost of goods sold (including inventory impairment of $0, $0, $0 and $37,000 in 2004)*	82,613	73,316	285,393	325,663
Operating, selling, administrative and general expenses	37,563	36,730	114,048	144,051
Gain on sale of assets	(12,748)	—	(12,748)	—
Provision for loss on uncollectible receivable	2,750	—	2,750	—
Restructuring and impairment charges	(127)	6,155	(127)	13,699

Operating income	26,125	11,790	89,111	15,447

Other income (expenses):
Interest and dividend income	2,350	1,015	5,610	2,563
Interest expense	(7,825)	(7,064)	(31,980)	(25,077)
Loss on extinguishment of debt	—	(4,694)	—	(5,333)
Gain on investments, net	(7)	2,776	1,426	8,664
Gain from conversion of LTS notes	—	—	9,461	—
Equity in loss on operations of LTS	—	—	(299)	—
Equity income (loss) from non-consolidated real estate businesses	1,341	(45)	7,543	9,782
Other, net	(422)	67	(353)	60

Income from continuing operations before benefit for income taxes and minority interests	21,562	3,845	80,519	6,106
Income tax expense (benefit)	11,030	(9,585)	40,352	(6,960)
Minority interests	434	(4,803)	(1,969)	(9,027)

Income from continuing operations	10,966	8,627	38,198	4,039

Discontinued operations:
Income from discontinued operations, net of minority interest and taxes	—	79	82	458
Gain on disposal of discontinued operations, net of minority interests and taxes	—	2,231	2,952	2,231

Income from discontinued operations	—	2,310	3,034	2,689

Income before extraordinary item	10,966	—	41,232	—

Extraordinary item unallocated goodwill	7,850	—	7,850	—

Net income	$18,816	$10,937	$49,082	$6,728

Per basic common share:

Income from continuing operations	$0.24	$0.20	$0.86	$0.09

Income from discontinued operations	$0.00	$0.05	$0.07	$0.06

Income from extraordinary item	$0.18	$0.00	$0.18	$0.00

Net income applicable to common shares	$0.42	$0.25	$1.11	$0.15

Per diluted common share:
Income from continuing operations	$0.23	$0.19	$0.82	$0.09

Income from discontinued operations	$0.00	$0.05	$0.07	$0.06

Income from extraordinary item	$0.17	$0.00	$0.17	$0.00

Net income applicable to common shares	$0.40	$0.24	$1.06	$0.15

*	Revenues and Cost of goods sold include excise taxes of $48,897, $42,945, $161,753 and $175,674, respectively.